UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2007

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2007 the Compensation Committee of LoJack Corporation, or the Company, amended the maximum payout available under performance-based incentive restricted stock awards made on or after January 1, 2007. Vesting of performance-based incentive restricted stock awards is tied to a formulaic adjustment based upon the Company’s relative percentage of achievement of the two year aggregate adjusted operating income target established at the time of grant.

Prior to this amendment, if the Company met or exceeded the two-year aggregate adjusted operating income target, 100% of the performance-based incentive restricted stock awards vested. As a result of the amendment, the Compensation Committee approved an adjustment to the formula such that in the event that the Company achieves more than 100% of the two-year aggregate adjusted operating income target, then the Company shall grant fully vested shares in proportion to the Company’s achievement of the operating income target in excess of 100%. Thus, if the Company satisfies its two-year aggregate adjusted operating income target by up to 115%, holders of incentive restricted stock shall receive a fully vested stock grant of up to 40% of the amount of the initial award. If the Company satisfies its two-year aggregate adjusted operating income target by 110%, holders of incentive restricted stock shall receive a stock grant of 20% of the amount of the initial award.

The forfeiture schedule remains unchanged for achievement below the established two-year aggregate adjusted operating income target.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION (Registrant)
By:	/s/ Thomas A. Wooters
Thomas A. Wooters Executive Vice President and General Counsel

Date: May 8, 2007